Exhibit 10.28

CONFIDENTIAL

Master XRP Commitment to Sell Agreement

This Master XRP Commitment to Sell Agreement (this “Agreement”) dated as of September 12, 2022 (“Effective Date”) and is between Ripple Labs Singapore Pte. Ltd., a company incorporated in Singapore (“Company”) and GEA Limited, a company incorporated under the laws of Hong Kong (“Purchaser”). Company and Purchaser are hereby referred to as “Party” individually and together as “Parties.”

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1.	XRP COMMITMENT

(a)	Commitment. From time to time, the Parties may enter into transactions in which Company will make available XRP, the digital asset native to the XRP Ledger (“XRP”), for purchase by Purchaser in accordance with this Agreement. Each such transaction is referenced herein as a “Commitment” and, unless otherwise agreed to in writing, is to be governed by this Agreement.

(b)	Commitment Procedure and Terms.

(i)	In order to initiate a Commitment, Company shall promptly deliver to Purchaser via email a written confirmation of the Commitment, substantially in the form attached hereto as Appendix A (the “Terms of XRP Commitment”) that contains information including:

1)	Purchaser’s Bailment Account address and the destination tag;

2)	the total XRP units subject to the Commitment, referred to as the “Committed XRP”; and

3)	the maturity date for such Commitment (the “Maturity Date”).

(ii)	Unless Purchaser countersigns the Terms of XRP Commitment and submits an electronic countersigned copy to Company, Company will not complete the Commitment. The countersigned Terms of XRP Commitment, together with this Agreement, shall constitute the terms agreed between Company and Purchaser with respect to the Commitment to which the Terms of XRP Commitment relates.

(iii)	Subject to any and all rights Company may have in Section 1(d), upon receipt by Company of an electronic countersigned copy of the Terms of XRP Commitment from Purchaser, Company shall use commercially reasonable efforts to deliver the Committed XRP to the Bailment Account within two (2) Business Days, or, if later, the Commitment delivery date specified on the Terms of XRP Commitment.

(iv)	The Commitment will be deemed ‘complete’ upon delivery of the Committed XRP to the Purchaser under the Terms of XRP Commitment and as recorded on the distributed ledger to which XRP is native (“XRP Ledger”). The Company will only be obligated to complete a Commitment in the event that Purchaser returns a countersigned Terms of XRP Commitment within twenty-four (24) hours from the time Company sends such Terms of XRP Commitment to Purchaser, after which the terms of the Commitment as reflected in the Terms of XRP Commitment will expire.

(v)	After completion of the Commitment, Company shall provide to Purchaser a receipt, substantially in the form attached hereto as Appendix B and adapted as appropriate. Once completed, a Commitment cannot be cancelled, reversed or changed; provided however, Company reserves the right to substitute any or all XRP held in the Bailment Account for other XRP upon reasonable notice to Purchaser.

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(vi)	In all events, and in its sole discretion, Company reserves the right to refuse to complete, or to otherwise cancel, any pending Commitment prior to receipt of Purchaser’s countersignature to the applicable Terms of XRP Commitment, even after the delivery of the Terms of XRP Commitment to Purchaser. The Company will have no liability to Purchaser if Company exercises the right set forth in the preceding sentence.

(c)	Bailment Account. With respect to each Commitment, Company shall transfer such Committed XRP to a Purchaser’s digital asset account mutually agreed by the Parties, such account being directly and wholly controlled by Purchaser (the “Bailment Account”), to be used specifically and solely in accordance with this Agreement or another agreement Purchaser may have entered into with Company.

(d)	Bailment Relationship. The Parties acknowledge and agree that the transfer of Committed XRP by Company to Purchaser’s Bailment Account pursuant to Section 1(c) is for administrative convenience to facilitate Purchaser’s ability to purchase Committed XRP at market price in accordance with Section 2. For the avoidance of doubt, the Parties acknowledge and agree that except as otherwise provided in this Agreement, the mere transfer of Committed XRP by Company to Purchaser’s Bailment Account pursuant to Section 1(c) is not a sale or purchase of such Committed XRP by Purchaser, is not a transfer or conveyance of legal title of the Committed XRP to Purchaser, and that Purchaser holds Committed XRP as a bailee until Purchaser withdraws the Committed XRP pursuant to Section 2(a), which shall cause legal title to such Committed XRP to transfer to Purchaser. The Parties acknowledge and agree that neither party shall treat Company’s mere transfer of Committed XRP to Purchaser’s Bailment Account as a sale or exchange for financial reporting purposes or for purposes of the United States Internal Revenue Code or state and local tax law purposes, for the purposes of the relevant tax laws in Singapore or any other applicable jurisdiction, or any other purpose. Neither Party shall take a financial or tax reporting position, make a disclosure, or file a tax return with an applicable tax authority inconsistent with the foregoing.

(e)	Bailment Account Designation. Purchaser agrees to identify and designate the Bailment Account in Purchaser’s books and records as a bailment account subject to this Agreement.

(f)	No Commingling. Purchaser agrees to not deposit, commingle, or hold any XRP in the Bailment Account other than XRP transferred by Company pursuant to the Agreement or other XRP held by Purchaser as bailee on behalf of Company. If Purchaser breaches this Section 1(f), Purchaser shall be deemed to have withdrawn all Unpurchased XRP (defined below) and Other Assets (defined below) then held in the Bailment Account, and shall purchase of all such Unpurchased XRP at the Breach Price, as provided in Section 3(n), and Other Assets at their fair market value, with both rates calculated as of 12:00:01 AM PST on the date such commingling occurred.

(g)	No Encumbrance. Purchaser represents and warrants that the Bailment Account and the digital assets held therein are not subject to any pledge, security interest, lien, or encumbrance. Further, Purchaser agrees to not sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of the Bailment Account or the Committed XRP or Other Assets (if any) therein prior to purchase in accordance with the terms of this Agreement. If Purchaser breaches this Section 1(g), Purchaser shall be deemed to have withdrawn all Unpurchased XRP (defined below) and Other Assets (defined below) then held in the Bailment Account, and shall purchase all such Unpurchased XRP at the Breach Price, as provided in Section 3(o), and any Other Assets at their fair market value, with both rates calculated at 12:00:01 AM PST on the date such breach occurred.

(h)	Bailment Account Keys. Purchaser shall not share the public address of the Bailment Account with any third party other than Company and its affiliates. Purchaser acknowledges and agrees that the security of the Bailment Account created and maintained by Purchaser shall be the sole responsibility of Purchaser.

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(i)	Return or Purchase of XRP. Without limiting Sections 1(f), 1(g), 1(h), 3(c), and 6, with respect to each Commitment, on or prior to the applicable Maturity Date, Purchaser may return the Committed XRP minus any Committed XRP under such Commitment that has been purchased by Purchaser pursuant to Section 2 (“Unpurchased XRP”). Subject to Purchaser’s compliance with Section 1(f), return of Unpurchased XRP shall be made from the Bailment Account and initiated by Purchaser notifying Company in writing. Company shall provide an address to Purchaser where such assets shall be sent. If Purchaser does not return such Unpurchased XRP to Company by 12:00:01 AM PST on the Maturity Date, at Company’s election in its sole discretion, (i) Purchaser shall pay Company an amount equal to the number of units of Unpurchased XRP multiplied by the Breach Price, as provided in Section 3(o), as of 12:00:01 AM PST on the Maturity Date, (ii) Company may exercise its power of attorney and gain control over the Unpurchased XRP in the Bailment Account or (iii) if Company elects to exercise its power of attorney and discovers that the number of units of XRP in the Bailment Account is less than the number of units of Unpurchased XRP, then Purchaser shall pay Company an amount equal to the difference between the number of units of Unpurchased XRP minus the actual number of units of XRP in the Bailment Amount multiplied by the Breach Price, as provided in Section 3(o), as of 12:00:01 AM PST on the Maturity Date. Each such payment must be made within five (5) Business Days following the Maturity Date.

(j)	Return or Purchase of Other Assets. Without limiting Sections 1(f), 1(g), 1(h), 3(c), and 6, Purchaser shall deliver to the Company any other asset, property, right, or entitlement arising from a split, fork, airdrop, or similar occurrence of the Committed XRP (collectively “Other Assets”), with such delivery being made to a digital asset account wallet identified by Company, unless Company waives its rights to such Other Assets. Return of Other Assets shall be initiated by Purchaser notifying Company in writing. Company shall identify a digital asset wallet address to Purchaser where such assets shall be sent. If Purchaser does not return such Other Assets to Company by 12:00:01 AM PST on the Maturity Date, at Company’s election in its sole discretion, (i) Purchaser shall pay Company the fair market value of such Other Assets as of 12:00:01 AM PST on the Maturity Date, (ii) Company may exercise its power of attorney and gain control over the Other Assets in the Bailment Account or (iii) if Company elects to exercise its power of attorney and discovers that the number of units of the Other Assets in the Bailment Account is less than the expected number of units of the Other Assets, then Purchaser shall pay Company an amount equal to the difference between the fair market value of the expected number of units of the Other Assets and the actual number of units of the Other Assets in the Bailment Account, as of 12:00:01 AM PST on the Maturity Date. Each such payment must be made within 5 Business Days following the Maturity Date.

(k)	Automated Wallet Funding. Notwithstanding anything to the contrary set forth in this Agreement including, without limitation, in Section 1(b) above:

(i) the Parties shall not be required to execute a Terms of XRP Commitment in order to initiate a Commitment pursuant to automated wallet funding (“AWF”) by Company of Committed XRP into the Bailment Account;

(ii) Company shall use commercially reasonable efforts to deliver the Committed XRP to the Bailment Account at a frequency and volume that Company anticipates will meet Purchaser’s needs based on proprietary software that considers, among other things, Purchaser’s historical usage and planned increases communicated to Company by Purchaser in writing;

(iii) the Maturity Date for Committed XRP delivered to the Bailment Account pursuant to AWF shall be 90 days from the applicable date of delivery; and

(iv) either Party may notify the other Party in writing to suspend or terminate the AWF service and such notice shall be deemed effective two Business Days after receipt in accordance with the notice provision of the Agreement; provided, however, any such notice to Company shall be emailed to awf@ripple.com. Upon the effectiveness of such notice, the terms and conditions set forth in this clause (k) shall no longer apply as to any transactions occurring after the effective date of said notice and the Parties shall revert to the terms and conditions set forth in the Agreement and any amendments thereto other than this clause (k) with respect to any transactions occurring after such date.

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2.	XRP PURCHASES AND FEES

(a)	Withdrawal of XRP. Purchaser purchases Committed XRP from Company by withdrawing such Committed XRP from the Bailment Account. Each withdrawal of Committed XRP shall be converted into a USD purchase price based on Purchaser’s acceptance of a mutually agreed upon rate quote (“Market Rate”) facilitated by Company’s hosted service used to make payment transactions (“On-Demand Liquidity”). If Purchaser withdraws XRP outside of a mutually agreed upon rate quote managed by On-Demand Liquidity, the Market Rate shall be the USD/XRP Breach Price, provided in Section 3(o), as of the time of such withdrawal. Company shall retain reasonable records regarding the Market Rate on a per transaction basis. For the avoidance of doubt, upon each withdrawal, Purchaser shall be deemed to have purchased the Committed XRP from Company.

(b)	Purchase Invoices. On a weekly basis for any week where Purchaser has withdrawn Committed XRP and in the absence of a Line of Credit Addendum (see Section 2(c) below), Company will invoice Purchaser for an amount of USD equal to the sum of all USD purchase prices for withdrawals for that week on the following Monday of the next week unless Parties have entered into a Line of Credit Addendum, in which case the invoice will include fees and a revised invoice due date based on the Line of Credit Addendum. Purchaser shall pay the Company the USD for the amount noted on the invoice by no later than 5 p.m. PST on the second Business Day from the invoice date, or if there is an accepted Credit Extension request, the due date of the invoice; provided, however, the invoice due date shall be extended by an additional Business Day for each day from the invoice date to the second Business Day thereafter that is a day on which commercial banks in Hong Kong are authorised or required by law to close. Purchaser shall send Company a receipt (i.e. confirmation of a wire transfer, etc.) confirming such payment on or before the invoice due date.

(c)	Form of Credit Extension. Purchaser and Company may agree on a Credit Extension in writing based on the Line of Credit Addendum in the form attached hereto as Appendix E, which terms shall be incorporated herein insofar as the Line of Credit Addendum is executed by Purchaser and Company and subject further to the applicable conditions precedent identified in Sections 3(a) and 3(b) being met.

(d)	Facility Fee. If a Line of Credit Addendum specifies a Facility fee, such fee will be invoiced by the Company as specified on a Line of Credit Addendum.

(e)	Payment Timing. Except as otherwise expressly provided herein, all payments by Purchaser shall be made to Company, at Company’s office in immediately available funds (such as, wire transfer of funds to a bank account specified by Company) by 11:00a.m. PST on the date specified herein. Payments of principal and/or fees received after 11:00 a.m. PST are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest or fees, as applicable, shall continue to accrue until paid.

(f)	Default Rate. In the event that any undisputed invoices are past due, and without limiting its other rights or remedies, Company reserves the right to impose a late payment charge of one percent (1%) per month or the maximum rate permitted by law (whichever is less) (the “Default Rate”) of the purchase prices for each day that payment thereof is due but not yet paid. Such late payment interest shall be compounded daily as of the due date until Company’s receipt of payment of the outstanding amount. Company reserves the right to treat non-payment of undisputed invoices and applicable taxes as a material breach of this Agreement.

3.	TERMS AND CONDITIONS OF THE PURCHASE

(a)	Conditions Precedent to initial Commitment and initial Credit Extension. The Company’s obligation to make the initial Commitment and/or initial Credit Extension is subject to the condition precedent that Company shall consent to or shall have received, in form and substance satisfactory to Company, such documents, and completion of such other matters, as Company may reasonably deem necessary or appropriate, including, without limitation:

(i)	original Transaction Documents, each duly executed by Purchaser;

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(ii)	the Operating Documents, certified as a true copy by a director, officer, or secretary of Purchaser, and certificates of legal existence of Purchaser, as of a date no earlier than ten (10) days prior to the Effective Date;

(iii)	resolutions/consents of Purchaser’s board of directors authorizing the execution, delivery and performance of the Transaction Documents;

(iv)	duly executed original officer’s certificate for Purchaser, in a form acceptable to Company;

(v)	in the case of (1) Commitment, Purchaser shall countersign the Terms of XRP Commitment and submit an electronic countersigned copy to Company and (2) a Credit Extension, execution by Purchaser and Company of an executed Line of Credit Addendum;

(vi)	the representations and warranties in Section 4 hereof shall be true, accurate and complete in all material respects on the date of the Commitment and on the Funding Date of such Credit Extension; provided, however, that (1) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (2) those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from such Commitment or Credit Extension; and

(vii)	confirmation by Company, in its reasonable discretion, that there has not been any Material Adverse Change as of the Effective Date.

(b)	Conditions Precedent to further Commitment and Increased Credit Extension. Except in the case of the initial Commitment and/or initial Credit Extension, Company’s obligation to make a Commitment or any Increased Credit Extension is subject to the condition precedent that Company shall consent to or shall have received, in form and substance satisfactory to Company, such documents, and completion of such other matters, as Company may reasonably deem necessary or appropriate, including, without limitation:

(i)	in the case of (A) Commitment, Purchaser shall countersign the Terms of XRP Commitment and submit an electronic countersigned copy to Company and (B) an Increased Credit Extension, attainment of the milestones set out in the executed Line of Credit Addendum;

(ii)	Company is satisfied that the aggregate amount of such all Obligations outstanding does not exceed the current Line of Credit Limit; and

(iii)	representations and warranties in Section 4 hereof shall be true, accurate and complete in all material respects on the date of the Commitment and on the Funding Date of such Increased Credit Extension; provided, however, that (1) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (2) those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from such Commitment or Increased Credit Extension.

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(c)	Restrictions on Committed XRP. Purchaser represents that it is not purchasing and will not purchase Committed XRP for investment purposes or with an expectation of profit. Purchaser agrees to only sell, trade or otherwise transact with, the Committed XRP for the sole purpose of completing a payment transaction over On-Demand Liquidity through parties or exchanges that have been authorized for use with On-Demand Liquidity. Company may monitor Purchaser’s Bailment Account and On-Demand Liquidity activity to evaluate compliance with such requirements. In the event Company reasonably believes Purchaser has breached the foregoing requirements, Company is entitled to immediately terminate this Agreement by providing written notice of termination to the Purchaser, and Purchaser shall return all Unpurchased XRP along with any Other Assets within five (5) Business Days in accordance with Section 1(i) and 1(j), as applicable. For avoidance of doubt, Purchaser’s failure to complete a transaction over On-Demand Liquidity for any reason (including any third party error or malfunction of On- Demand Liquidity) will not excuse Purchaser from its obligations under this Agreement, including (without limitation) any return of Unpurchased XRP or payment for withdrawn Committed XRP.

(d)	Taxes/Set-offs and Increased Payment Amount. All payments made by the Purchaser under this Agreement, any Line of Credit Addendum or any other Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, set-offs, counterclaims, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of or in addition to net income taxes) imposed on the Company as a result of a present or former connection between the Company and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Company having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, any Line of Credit Addendum or any other Transaction Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, set-offs, counterclaims, deductions or withholdings (“Non Excluded Taxes”) or other taxes are required to be withheld from any amounts payable to the Company hereunder, any Line of Credit Addendum or any other Transaction Document, the amounts so payable to the Company shall be increased to the extent necessary to yield to the Company (after payment of all Non-Excluded Taxes and other taxes) the same amount as it would have been entitled to receive in respect of the purchase of the Committed XRP in the absence of any such requirement to make a deduction or withholding, and interest or any such other amounts payable hereunder, any Line of Credit Addendum or any other Transaction Document, at the rates or in the amounts specified in this Agreement, any Line of Credit Addendum or any other Transaction Document. The Purchaser shall pay all Non Excluded Taxes, it being understood and agreed that the Company shall be entitled but not obliged to pay any such Non Excluded Taxes and the Purchaser shall on demand indemnify the Company against those Non Excluded Taxes and against any costs and expenses so incurred by it in discharging them. For the avoidance of doubt, the Company is not responsible for any taxes that Purchaser is legally obligated to pay in any jurisdiction in which such taxes are incurred or arise in connection with Purchaser’s acquisition and/or purchase of the Committed XRP, its entry into the Transaction Documents or its business activities (under this Agreement, any Line of Credit Addendum or any other Transaction Document or otherwise). The Purchaser must pay all sums due to the Company under this Agreement or any other Transaction Document in full, without setoff, abatement, discount, counterclaim or reduction. The obligations of the Purchaser hereunder shall survive the termination of this Agreement.

(e)	Financial Statements and Information. During the term of this Agreement, Purchaser will provide financial statements and other information as reasonably requested in writing by Company. In the event of a Material Adverse Change, Purchaser shall immediately inform Company in writing. Company may demand in its sole discretion and if so demanded Purchaser agrees to pay the Breach Price for all Committed XRP in the Bailment Account upon invoice.

(f)	Compliance Audit Rights. During the term of this Agreement, no more frequently than once per year, at the sole cost of Company, and provided that Company gives Purchaser 14 days prior written notice, Company may audit Purchaser’s policies, procedures and records relating to its compliance with Requirement of Law related to its anti-money laundering, terrorist financing, economic sanctions and asset control programs (collectively, “Compliance Programs”). Notwithstanding the foregoing, Company and its affiliates may audit Purchaser more frequently in the event (i) a Governmental Authority requires Company to perform an audit, (ii) Company reasonably believes an audit is necessary to address a threat or material risk to its business or (iii) a prior audit has resulted in findings of non-compliance with Requirement of Law, or significant deficits in its Compliance Programs (collectively, “Negative Findings”). In the event that an audit results in any Negative Findings, Company may in its sole discretion (a) terminate this Agreement, or (b) provide Purchaser with 30 days to remediate such Negative Findings and provide Company evidence of such remediation, which Company shall judge the sufficiency of within its sole discretion. Purchaser’s failure to reasonably cooperate with any audit shall be considered a material breach of this Agreement.

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(g)	Notice of Personnel Changes. In the event that Purchaser’s Bank Secrecy Act Officer, Chief Compliance Officer, the equivalents thereof, or any other key management personnel responsible for Purchaser’s Compliance Programs is replaced or leaves Purchaser’s organization (“Personnel Change”), Purchaser shall give Company notice of such Personnel Change, including the date of its occurrence and any interim or replacement plans within 14 days of it taking effect.

(h)	Risk of Loss. Immediately upon Company’s delivery of the Committed XRP to the Bailment Account, all risk of loss related to such Committed XRP passes to Purchaser. Purchaser acknowledges and agrees that Company has no liability to Purchaser or any third party for any loss, theft or misuse of any XRP that Company has delivered to Purchaser as provided in this Agreement.

(i)	Purchaser Acknowledgment. Purchaser acknowledges and agrees that (i) the Committed XRP does not represent a right to make any demand on Company, (ii) Company has no obligation to redeem or exchange the Committed XRP for monetary value, goods, services or any other item, (iii) Company is not responsible for any use by Purchaser or any third party of the Committed XRP, (iv) Purchaser does not have the right to receive periodic account statements and valuations from Company, (v) XRP is not intended to constitute securities of any form, units in a business trust, units in a collective investment scheme or any other form of regulated investment or investment product in any jurisdiction, (vi) this Agreement is not to be construed, interpreted, classified or treated as enabling, or according any opportunity to, Purchaser to participate in or receive profits, income, or other payments or returns arising from or in connection with Company or its Affiliates, XRP, or the XRP Ledger, or to receive sums paid out of such profits, income, or other payments or returns, and (vii) this Agreement does not constitute a prospectus or offer document of any sort and is not intended to constitute an offer of securities of any form, units in a business trust, units in a collective investment scheme or any other form of regulated investment or investment product in any jurisdiction or a solicitation for any form of investment in any jurisdiction.

(j)	Responsibility to Purchaser’s Purchasers. Purchaser is responsible for all Purchaser service and other issues or claims that relate to Purchaser’s distribution or sale of the Committed XRP. Purchaser shall make no representations or warranties to any other party concerning, or on behalf of, Company.

(k)	Publicity. Neither Party may issue any press release or make any other public statement with respect to this Agreement and its terms and conditions unless the content, timing and method of distribution of the press release or public statement has been approved in writing by the other Party.

(l)	Confidentiality. Each Party shall maintain all Confidential Information it receives in strict confidence and not disclose any Confidential Information to any third party, unless agreed upon in writing. A Party may disclose Confidential Information required to be disclosed by law, regulation, or a valid court order if that Party (i) gives the other Party timely notice, unless legally prohibited, so that other Party may seek a protective order, confidential treatment, or other appropriate relief and (ii) discloses only the portion of Confidential Information that is necessary to comply with such law, regulation, or order. The obligations in this sub-paragraph are in addition to, and do not supersede, any confidentiality and nondisclosure obligations provided in any other written agreement between the Parties. “Confidential Information” means the terms of this Agreement and any non-public information or materials provided by either Party to the other Party in connection with the performance of this Agreement, but does not include any information or materials that: (A) was previously known to the receiving party free of any obligation to keep it confidential in favor of the disclosing party, (B) becomes generally available to the public other than due to breach of its confidentiality obligations by the receiving party to the disclosing party, (C) is rightfully received from a third party under no obligation of confidence to the disclosing party, (D) is independently developed by the receiving party without reference to any Confidential Information, or (E) is required or advisable to be disclosed by receiving party to comply with any Requirement of Law of any Governmental Authority; provided, however, that in a circumstance in which disclosure is compelled by a Requirement of Law, the party that is subject to such compelled disclosure shall limit the disclosure to only that information that must be disclosed to comply with such Requirement of Law and shall give the other party prompt prior notice of such compelled disclosure to the extent legally permissible so that the other party may seek to protect such information.

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(m)	Indemnification. Purchaser agrees to defend, indemnify and hold Company, its affiliates, and their respective employees, shareholders, directors, and representatives (together with Company and its affiliates, or any of their respective employees, shareholders, directors or representatives the (“Company Indemnitees”)) harmless and settle against any Claim or Loss (as such terms are defined below), including attorneys’ fees and any fines, fees or penalties imposed by any Governmental Authority, arising out of or related to: (i) any violation of any Requirement of Law by Purchaser or Purchaser’s employees, directors, contractors, representatives or agents in connection with this Agreement, (ii) any breach of this Agreement by Purchaser or Purchaser’s employees, directors, contractors, representatives or agents, and (iii) any use, distribution or resale of the Committed XRP by Purchaser or by Purchaser’s employees, directors, contractors, representatives or agents. Notwithstanding anything to the contrary in this Agreement, Purchaser is not obligated to indemnify, hold harmless, or defend Company against any claims, demands, losses, expenses, and liabilities arising out of Company’s gross negligence, fraud, or wilful misconduct in the performance of this Agreement as determined by a court of competent jurisdiction in a non- appealable judgment. “Claim” means any claim, action, audit, investigation, inquiry or other proceeding brought or instituted against Company Indemnitees by a person or entity other than Purchaser. “Loss” means any claim, cost, loss, damage, judgment, penalty, interest and/or expense (including reasonable attorneys’ fees) arising out of any Claim.

(n)	Indemnification Procedure. In connection with any Claim or Loss, Company shall give Purchaser prompt notice of the Claim or Loss; provided, however, that any delay in notification will not relieve Purchaser of its obligation to indemnify, except and solely to the extent that the delay actually prejudices Purchaser. In addition, Company will cooperate with Purchaser in connection with the defense and settlement of the Claim or Loss, with Purchaser having the right to choose counsel. Purchaser shall not enter into any settlement or compromise of any Claim or Loss without Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or compromise arises from or is part of any criminal action, suit, or proceeding, contains a stipulation to or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Company, or otherwise requires Company to refrain from or take material action (such as payment of fees). At its cost, Company has the right to participate in the defense or settlement of the Claim or Loss with counsel of its own choosing at Company’s own expense.

(o)	Breach Price. The Breach Price is equal to the real-time, USD/XRP spot rate as published on https://www.cryptocompare.com/coins/xrp/overview/USD, plus ten percent (10%).

4.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

(a)	Representations and Warranties. To induce Company to enter into, and act under, this Agreement, Purchaser represents and warrants to Company as of the date hereof and on each date of purchase of Committed XRP and on the Funding Date of the Increased Credit Extension as follows:

(i)	Organization, Good Standing and Power. Purchaser is a duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and/or formed and with the power to own its assets and to transact business, including without limitation the Terms of XRP Commitment and all of its obligations hereunder, in such jurisdiction, and in such other jurisdictions where its business is conducted.

(ii)	Binding Obligation. This Agreement and each of the other Transaction Documents to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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(iii)	Authority and No Conflict. The execution, delivery and performance by Purchaser of this Agreement, including without limitation the purchase and receipt and holding of XRP has been duly authorized by all organizational action, and does not (i) conflict with any of Purchaser’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Purchaser, or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 4.1(b), or (v) constitute an event of default under any material agreement by which Purchaser or its properties, is bound. Purchaser is not in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

(iv)	Litigation. There is no action, suit, investigation, or proceeding pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its assets which, if adversely determined, would have a Material Adverse Effect.

(v)	Solvent. The Purchaser is Solvent.

(vi)	Regulatory Compliance. The Purchaser is not required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Purchaser is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Purchaser has complied in all material respects with the Federal Fair Labor Standards Act. Purchaser is not a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Purchaser has not violated any Requirements of Law, the violation of which could reasonably be expected to have a Material Adverse Change. Purchaser has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted.

(vii)	Prohibited Party List Screening.

A None of Purchaser nor any of its Affiliates, officers, directors, employees, and representatives is: (1) an individual or entity (“Person”) that is, or is owned 50% or more, or controlled, by, directly or indirectly, individually or in the aggregate, one or more persons that are, the subject of any sanctions administered or enforced by the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union and the relevant sanctions authorities of each of its member states, or the United Kingdom, including the United Kingdom’s HM Treasury, the Monetary Authority of Singapore (“MAS”) under UN Security Council Resolutions (“UNSCRs”) through MAS regulations issued pursuant to section 27A of the Monetary Authority of Singapore Act 1970 of Singapore, any other targeted financial sanctions (e.g. those found under the Terrorism (Suppression of Financing) Act 2002 and the United Nations Act 2001 of Singapore),or any other relevant sanctions authority (all such persons that are the subject of such sanctions referred to herein as a “Sanctioned Person,” or, collectively, as “Sanctioned Persons,” all sanctions referenced above referred to herein as “Sanctions,” and each such authority administering such Sanctions, a “Sanctions Authority”), including by virtue of appearing on any list of Sanctioned Persons maintained by a Sanctions Authority or any agency thereof, or by virtue of being located, organized, or resident in any jurisdiction that is the subject of Sanctions administered by a Sanctions Authority (each such jurisdiction, a “Sanctioned Jurisdiction”) (including, currently, Cuba, Iran, North Korea, Syria, or the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine); (2) will use the purchased XRP to sell, transfer, permit access to, on behalf of, or for the benefit of, any Sanctioned Person; (3) will use any money to purchase XRP that was obtained directly or indirectly from a Sanctioned Person or Sanctioned Jurisdiction, or in which any Sanctioned Person or Sanctioned Jurisdiction has any interest; (4) will otherwise involve any Sanctioned Person or Sanctioned Jurisdiction in any transaction undertaken in furtherance of this Agreement.

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B Purchaser will screen each Transaction Party identified in a On Demand Liquidity transaction using industry-standard screening software against lists of Sanctioned Persons, and take other reasonable steps prior to engaging in any transaction pursuant to this Agreement and will ensure that no purchase of XRP under this Agreement involves directly, or indirectly, any Sanctioned Person or Sanctioned Jurisdiction.

C The monies that Purchaser will use to purchase XRP were not and are not directly or indirectly derived from any activities that are in connection with anti-money laundering and/or terrorism financing laws or regulations or any other acts in breach or contravention of any law or regulation.

D Purchaser will inform Company immediately upon becoming aware of the occurrence of any event that would give rise to a breach of this Section 4(a)(vii)(A) – (C).

(viii)	Tax Returns and Payments; Pension Contributions. Purchaser has timely filed all required tax returns and reports, and Purchaser has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Purchaser in all jurisdictions in which Purchaser is subject to taxes, including the United States, unless such taxes are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP. Purchaser is not aware of any claims or adjustments proposed for any of Purchaser’s prior tax years which could result in additional taxes becoming due and payable by Purchaser. Purchaser has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Purchaser nor any of its Affiliates have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Purchaser or its Affiliates, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

(ix)	Full Disclosure. No written representation, warranty or other written statement of Purchaser in any certificate or written statement given to Company, as of the date such representation, warranty, or other written statement was made, taken together with all such written certificates and written statements given to Company, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Purchaser in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

(x)	The provision of this Agreement and any other Transaction Document or any part thereof or any copy thereof, or acceptance of the same by the Purchaser, is not prohibited or restricted by the applicable laws, regulations or rules in the Purchaser’s jurisdiction, and where any restrictions in relation to possession are applicable, the Purchaser has observed and complied with all such restrictions at its own expense and without liability to the Company, and that the execution and performance of this Agreement or any other Transaction Document or any part thereof by the Purchaser requires no approval or other action from any Governmental Authority or person.

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(b)	Affirmative Covenants. So long as any Commitment remains or any sum remains unpaid under this Agreement or any Credit Extension, in whole or in part, Purchaser covenants and agrees that except with the prior written consent of the Company, Purchaser shall do the following:

(i)	Legal existence. Maintain its and all its Affiliates’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.

(ii)	Compliance with Laws. Purchaser shall comply with all Requirements of Law related to its business and properties including, without limitation, to its purchase and use of XRP, as well as all such requests from Company to comply with any applicable legal and regulatory obligations, and with its internal policies. Without limiting the foregoing, Purchaser agrees not to violate (a) any applicable domestic or foreign anti-corruption Requirement of Law, including the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act, the Payment Services Act 2019 of Singapore, the Terrorism (Suppression of Financing) Act 2002 of Singapore, the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore, the Monetary Authority of Singapore Act 1970 of Singapore; (b) any applicable domestic or foreign Requirement of Law related to Anti-Money Laundering and anti-terrorist financing requirements, including the USA Bank Secrecy Act, as amended by the USA Patriot Act and the Financial Conduct Authority’s Anti-Money Laundering Regulations; (c) any applicable sanctions Requirement of Law administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the MAS under UN Security Council Resolutions (“UNSCRs”) through MAS regulations issued pursuant to section 27A of the Monetary Authority of Singapore Act 1970 of Singapore, any other targeted financial sanctions (e.g. those found under the Terrorism (Suppression of Financing) Act 2002 of Singapore and the United Nations Act 2001 of Singapore; (d) applicable export restrictions or other Requirement of Law, including United States Export Administration Regulations, as well as end user, end use and destination restrictions which may be issued by the United States and other Governmental Authorities; and (e) antitrust, anti-competition, or other market manipulations Requirement of Law. In all events, and in its sole discretion, Company reserves the right to refuse to complete, or to otherwise cancel, any pending Commitment, if Purchaser (A) is in breach of any applicable law or Company’s policy, or (B) in Company’s reasonable opinion, might be in breach of the same.

(iii)	Government Approvals. Purchaser shall maintain and keep in full force all Governmental Approvals necessary to the proper conduct of its business and properties.

(iv)	Notices of Litigation and Default. Purchaser will give prompt written notice to Company of any litigation or governmental proceedings pending or threatened (in writing) against Purchaser or any of its Affiliates (collectively, “Litigation”), which could reasonably be expected to result in damages or costs to Purchaser of Fifty Thousand United States Dollars (US$50,000.00) or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Purchaser becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Purchaser shall give written notice to the Company of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

(v)	Books and Records. Purchaser shall keep proper books of records and accounts in which full, true, and correct entries will be made of all dealings or transactions relating to its business and activities.

(vi)	Filings and Taxes. Purchaser shall (1) file all applicable reports which it is required to file with its Governmental Authorities in a timely manner; (2) file all applicable tax returns or other statements required to be filed in connection with its business, including those for income taxes, sales taxes, property taxes, payroll taxes, payroll withholding amounts, contributions, and similar items; (3) maintain appropriate reserves for the accrual of the same; and (4) pay when due all such taxes, or sums or assessments made in connection therewith, unless such taxes are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

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(vii)	Further Assurances. The Purchaser shall deliver to the Company, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Purchaser’s business or otherwise could reasonably be expected to have a Material Adverse Change.

(viii)	Insurance Policies. Purchaser shall keep its business insured for risks and in amounts standard for companies in Purchaser’s industry and location and as Company may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Purchaser, and in amounts that are reasonably satisfactory to Company. All liability policies shall show, or have endorsements showing, Company as an additional insured.

(c)	Negative Covenants. So long as any Commitment remains or any sum remains unpaid under this Agreement or any Increased Credit Extension, in whole or in part, Purchaser covenants and agrees that except with the prior written consent of the Company, Purchaser shall not do the following:

(i)	Changes in Business, Management, Ownership or Business Locations. Engage in any business other than the businesses engaged in by Purchaser as of the Effective Date or reasonably related thereto. Purchaser shall not, without at least thirty (30) days’ prior written notice to Company: (A) change its jurisdiction of organization, (B) change its organizational structure or type, (C) change its legal name, or (D) change any organizational number (if any) assigned by its jurisdiction of organization.

(ii)	Mergers or Acquisitions. (i) Merge, amalgamate or consolidate with any other Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to any Person (whether now owned or hereafter acquired), or (ii) acquire all or substantially all of the capital stock, shares or property of another Person. Without limiting the foregoing, Purchaser shall notify Company in advance of Purchaser’s entry into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Purchaser or to acquire all or substantially all of its assets or to acquire all or substantially all of the capital stock, shares or property of another Person.

(iii)	Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

(iv)	Use of Proceeds. Use the purchased Committed XRP or the proceeds thereof for personal, family or household purposes.

5.	DISCLAIMERS, LIMITATIONS AND RESERVATIONS

(a)	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES IN RELATION TO THE COMMITTED XRP OR PURCHASED XRP, THIS AGREEMENT OR ITS PERFORMANCE HEREUNDER, INCLUDING (WITHOUT LIMITATION) IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. PURCHASER SHALL HAVE NO RECOURSE AGAINST COMPANY, ITS AFFILIATES, EMPLOYEES, DIRECTORS, OR OFFICERS FOR ANY LIABILITIES OF ANY TYPE INCURRED BY PURCHASER AND/OR ITS AFFILIATES AS A RESULT OF ITS PURCHASE, USE, RESALE, OR DISTRIBUTION OF XRP, INCLUDING THE MATERIALIZATION OF ANY OF THE RISKS IN SECTION 7.

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(b)	IN NO EVENT SHALL THE COMPANY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE TO PURCHASER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, PUNITIVE, HYBRID, ENHANCED OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOSS OF PROFITS OR LOST BUSINESS OPPORTUNITIES WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OR ITS ESSENTIAL PURPOSE. THE COMPANY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES’ ENTIRE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WILL IN NO EVENT EXCEED $100,000.

(c)	THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) REQUIRES THE COMPANY TO PROVIDE THIS RISK WARNING TO YOU AS A CUSTOMER OF THE COMPANY AS A DIGITAL PAYMENT TOKEN (DPT) SERVICE PROVIDER. FOR THE PURPOSE OF THIS CLAUSE 5, DPT SERVICE PROVIDER REFERS TO THE COMPANY.

BEFORE YOU PAY YOUR DPT SERVICE PROVIDER ANY MONEY OR DPT, YOU SHOULD BE AWARE OF THE FOLLOWING:

i.	YOUR DPT SERVICE PROVIDER IS EXEMPTED BY MAS FROM HOLDING A LICENCE TO PROVIDE DPT SERVICES. PLEASE NOTE THAT YOU MAY NOT BE ABLE TO RECOVER ALL THE MONEY OR DPTS YOU PAID TO YOUR DPT SERVICE PROVIDER IF YOUR DPT SERVICE PROVIDER’S BUSINESS FAILS.

ii.	YOU SHOULD NOT TRANSACT IN THE DPT IF YOU ARE NOT FAMILIAR WITH THIS DPT. TRANSACTING IN DPTS MAY NOT BE SUITABLE FOR YOU IF YOU ARE NOT FAMILIAR WITH THE TECHNOLOGY THAT DPT SERVICES ARE PROVIDED.

iii.	YOU SHOULD BE AWARE THAT THE VALUE OF DPTS MAY FLUCTUATE GREATLY. YOU SHOULD BUY DPTS ONLY IF YOU ARE PREPARED TO ACCEPT THE RISK OF LOSING ALL OF THE MONEY YOU PUT INTO SUCH TOKENS.

6.	TERM AND TERMINATION

(a)	Term. The term of this Agreement commences on the Effective Date and continues thereafter for three years.

(b)	Termination by Notice. Notwithstanding Section 6(a), any Party may terminate this Agreement with ten (10) days written notice (“Termination Date”); provided, however, that Purchaser may not terminate this Agreement unless the Maturity Dates of any and all Commitments have passed, and Purchaser has satisfied all of its obligations hereunder, including but not limited to its obligation to return all Unpurchased XRP and all Other Assets in accordance with Section 1(i) and 1(j) and to pay any outstanding invoices.

(c)	Termination for Default. Without limiting any other right or remedy Company may have at law or otherwise, if an Event of Default occurs, then Company may terminate this Agreement as provided in Section 8.

(d)	Effect of Termination. The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment obligation, that: (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of this Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. This includes, but is not limited to Purchaser’s obligation to comply with Section 1(i) as to any Unpurchased XRP and Section 1(j) as to any Other Assets and to pay all outstanding invoices.

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7.	REQUIRED DISCLOSURES

(a)	Purchaser acknowledges and agrees that Purchaser cannot cancel, reverse, or change any XRP transaction that has been completed, as recorded on the XRP Ledger, including as described in Section 1(b).

(b)	Purchaser acknowledges and agrees that Purchaser is solely responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), secret keys or any other codes that Purchaser uses to access the Committed XRP (“Purchaser Credentials”). Any loss or compromise of Purchaser Credentials may result in unauthorized access to the Committed XRP by third-parties and the loss or theft of such XRP. The Company assumes no responsibility for any loss that Purchaser may sustain due to compromise of Purchaser Credentials.

(c)	Company makes no representations or warranties with respect to the regulatory classification of XRP in any jurisdiction, including the United States, and Purchaser agrees that it is not relying on any such representations or warranties in entering into this Agreement. In addition, Purchaser acknowledges the following material risks associated with virtual currency, including XRP:

(i)	Virtual currency is not legal tender, is not backed by any government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.

(ii)	Legislative and regulatory changes or litigation or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of virtual currency, including XRP.

(iii)	Transactions in virtual currency may be irreversible and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable.

(iv)	Some virtual currency transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that the transaction is initiated.

(v)	The value of virtual currency may be derived from the continued willingness of market participants to exchange fiat currency for virtual currency, which may result in the potential for permanent and total loss of value of a particular virtual currency should the market for that virtual currency disappear.

(vi)	There is no assurance that a person who accepts a virtual currency as payment today will continue to do so in the future.

(vii)	The volatility and unpredictability of the price of virtual currency relative to fiat currency may result in significant loss over a short period of time.

(viii)	The nature of virtual currency may lead to an increased risk of fraud or cyber attack.

(ix)	The nature of virtual currency means that any technological difficulties experienced by Company may prevent the access or use of a Purchaser’s virtual currency.

(x)	Any bond or trust account maintained by Company for the benefit of its Purchasers may not be sufficient to cover all losses incurred by Purchaser.

(xi)	XRP is not intended to constitute securities of any form, units in a business trust, units in a collective investment scheme or any other form of regulated investment or investment product in any jurisdiction and this Agreement is not to be construed, interpreted, classified or treated as enabling, or according any opportunity to, the Purchaser to participate in or receive profits, income, or other payments or returns arising from or in connection with the Company or its Affiliates, XRP, or the XRP Ledger, or to receive sums paid out of such profits, income, or other payments or returns.

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(xii)	This Agreement and each Transaction Document does not constitute a prospectus or offer document of any sort and is not intended to constitute an offer of securities of any form, units in a business trust, units in a collective investment scheme or any other form of regulated investment or investment product in any jurisdiction or a solicitation for any form of investment in any jurisdiction.

(d)	If Purchaser has any questions, needs assistance, or wishes to contact Company with a complaint, Purchaser may contact Company’s Purchaser Support at complaints@ripple.com, Tel: +1 (800) 887-4084, or 18 Robinson Road, #22-01, Singapore 048547 to the attention of the Ripple Labs Singapore Pte. Ltd. Legal Department.

(e)	Purchaser acknowledges and agrees that Company may share information concerning Purchaser in accordance with Company’s Privacy Policy Addendum (attached as Appendix C) including, without limitation, sharing such information (i) with appropriate state and federal regulatory authorities in connection with the transactions contemplated by this Agreement, (ii) in response to a court or government order, and (iii) with other Affiliates of Company in accordance with applicable laws. Purchaser agrees that Company may obtain and use such information as may be necessary for legitimate business needs in connection with the operation of Company and its Affiliates in accordance with and to the extent permissible under applicable laws, including the Personal Data Protection Act 2012 of Singapore.

8.	EVENTS OF DEFAULT AND REMEDIES

(a)	Events of Default. Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement and the other Transaction Documents:

(i)	Payment Default. Purchaser fails to (1) make any payment of principal or fees on any Credit Extension on its due date, or (2) pay any Obligations within two (2) Business Days after such Obligations are due and payable (which two (2) Business Day grace period shall not apply to payments due on the Maturity Date, Line of Credit Maturity Date or the date of acceleration pursuant to Section 8(b) hereof).

(ii)	Covenant Defaults. The Purchaser (1) breaches, fails or neglects to perform any obligation in Section 4(a)(vii) or Purchaser violates any covenant in Section 4(b) or 4(c), and such breach, failure to perform, or failure to cure any such breach or failure, shall continue unremedied for a period of two (2) Business Days after the occurrence thereof or (2) breaches or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Transaction Document, and as to any default (other than those specified in Sections 8(a)(i) and 8(a)(ii)(1)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof without notice or demand thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Purchaser be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Purchaser shall, with Company’s prior written consent, have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default;

(iii)	Material Adverse Change. A Material Adverse Change occurs;

(iv)	Death/Dissolution. The dissolution or termination of existence of the Purchaser;

(v)	Insolvency. (1) Purchaser, or any Affiliate thereof is or becomes Insolvent; (2) Purchaser or any Affiliate thereof begins an Insolvency Proceeding; (3) an Insolvency Proceeding is begun against Purchaser or any Affiliate thereof and not dismissed or stayed within sixty (60) days from the date of filing or (4) the appointment of a receiver for the Purchaser or any Affiliate thereof;

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(vi)	Other Agreements. There is a default in any agreement to which Purchaser or any Affiliate thereof is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand United States Dollars (US$50,000.00) or that could reasonably be expected to have a Material Adverse Change;

(vii)	Garnishment/Liens. Any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any of Purchaser’s property;

(viii)	Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand United States Dollars (US$50,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) (collectively, “Judgment”) shall be rendered against Purchaser or any Affiliate thereof and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof, provided that such Judgment does not relate to the performance of services for Company or any Affiliate thereof in accordance with any applicable services agreement between Company or its Affiliate and Purchaser;

(ix)	Misrepresentations. Purchaser or any party acting for Purchaser makes any representation, warranty, or other statement now or later in this Agreement, any other Transaction Document or in any writing delivered to Company or to induce Company to enter this Agreement or any other Transaction Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

(x)	Other Agreement. Any other party to any agreement or instrument with or in favor of Company entered into or delivered in connection with this Agreement terminates, attempts to terminate or defaults under any agreement or instrument.

(b)	Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Company may, without notice or demand, do any or all of the following:

(i)	deliver notice of the Event of Default to Purchaser,

(ii)	by notice to Purchaser declare (1) all Obligations immediately due and payable (but if an Event of Default described in Section 8(a)(v) occurs, all Obligations shall be immediately due and payable without any action by Company) and (2) any Unpurchased XRP be immediately returned to Company or purchased by Purchaser at the Breach Price, in whole or in part (but if an Event of Default described in Section 8(a)(v) occurs, any Unpurchased XRP or purchased Committed XRP (in the case of Committed purchased XRP) shall be immediately returned (in the case of the Committed XRP) or due and payable (in the case of purchased XRP), in whole or in part, without any action by Company);

(iii)	by notice to Purchaser suspend or terminate the obligations, if any, of Company hereunder, including without limitation, to honor Commitments, allow withdrawals of Committed XRP, advance money or extend credit for Purchaser’s benefit under this Agreement or under any other agreement between Purchaser and Company (but if an Event of Default described in Section 8(a)(v) occurs all obligations, if any, of the Company to honor Commitments, allow withdrawals of Committed XRP, advance money or extend credit for Purchaser’s benefit under this Agreement or under any other agreement between Company and Purchaser shall be immediately terminated without any action by Company); or

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(iv)	exercise all rights and remedies available to Company under the Transaction Documents, including but not limited to applying the Default Rate, or at law or equity. Purchaser hereby agrees to waive any requirement for the securing or posting of any bond in connection with the exercise of any remedy by Company.

(c)	Insolvency Proceedings. Without limiting the rights of Company set forth in Section 8(b) above, upon the occurrence and during the continuance of an Event of Default, Company shall have the right, without notice or demand, to commence and prosecute an Insolvency Proceeding or consent to Purchaser commencing any Insolvency Proceeding.

(d)	Other Rights. Without limiting the rights of Company set forth in Sections 8(b) and (c) above, upon the occurrence and during the continuance of an Event of Default, Company shall have the right, without notice or demand, to do any or all of the following (i) demand and receive possession of Purchaser’s books and records; and (ii) subject to clauses 8(b) and (c), exercise all rights and remedies available to Company under the Transaction Documents or at law or equity.

(e)	Power of Attorney. Purchaser hereby irrevocably appoints Company as its lawful attorney-in- fact, exercisable upon the occurrence and during the continuance of an Event of Default, to endorse Purchaser’s name to take control over the Bailment Account, including the right to withdraw, in whole or in part, the Unpurchased XRP therein.

(f)	Protective Payments. If Purchaser fails to pay any amount which Purchaser is obligated to pay under this Agreement or any other Transaction Document, Company may make such payment, and all amounts so paid by Company are Company Expenses and immediately due and payable by Purchaser, bearing fees at the Default Rate. Company will make reasonable efforts to provide Purchaser with notice of Company making such payment at the time it is paid or within a reasonable time thereafter. No such payments by Company are deemed an agreement to make similar payments in the future or Company’s waiver of any Event of Default.

(g)	Application of Payments. Any monies or property actually received by the Company pursuant to this Agreement or any other Transaction Document shall be applied in accordance with the terms of this Agreement, including the application of repayments or prepayments pursuant to the applicable Line of Credit Addendum. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Purchaser irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Company from or on behalf of Purchaser of all or any part of the Obligations, and, as between Purchaser on the one hand and Company on the other, Company shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Company may deem advisable notwithstanding any previous application by Company: first, to the Company Expenses; second, to accrued and unpaid fees on the Obligations (including the Default Rate and any other fees which, but for the provisions of the United States Bankruptcy Code or its jurisdictional equivalent, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Purchaser owing to Company under the Transaction Documents. Any balance remaining shall be delivered to Purchaser or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

(h)	No Waiver, Remedies Cumulative. Failure by Company, at any time or times, to require strict performance by Purchaser of any provision of this Agreement or any other Transaction Document shall not waive, affect, or diminish any right of Company thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Company and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Company under this Agreement and the other Transaction Documents are cumulative. Company has all rights and remedies provided under , any applicable law, and in equity. The exercise by Company of one right or remedy is not an election, and Company’s waiver of any Event of Default is not a continuing waiver. Company’s delay in exercising any remedy is not a waiver, election, or acquiescence.

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(i)	Demand Waiver. Purchaser waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, accounts and guarantees, if any, held by Company on which Purchaser is liable.

9.	MISCELLANEOUS PROVISIONS

(a)	Choice of Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with the laws of Singapore. The Parties irrevocably consent to the non-exclusive jurisdiction and venue of Singapore with respect to any claim, action or proceeding arising out of or in connection with this Agreement. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(b)	Notice. Any notices under this Agreement shall be sent by certified or registered mail, return receipt requested, to the Notices address and party set forth below; provided, however, each Party agrees and consents to receive electronically all communications, agreements, documents, notices and disclosures that the other Party provides in connection with this Agreement, including but not limited to the Terms of XRP Commitment, notices, Commitment receipts, and any other disclosures or statements Company may be required under Requirement of Law to make to Purchaser. Notice shall be effective upon receipt at the email addresses below:

(i)	If to Company: edward@ripple.com; and

(ii)	If to Purchaser: gea_ripple@gea.io

(c)	Entire Agreement; Amendments; Counterparts. This Agreement, including the Appendices hereto, constitutes the entire contract between the Parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. Except for a writing signed by both parties, this Agreement may not be modified or amended. If any provision of this Agreement is held to be invalid, such invalidity will not affect the remaining provisions. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together form one single Agreement. A signed copy of this Agreement transmitted by email or any other means of electronic transmission shall be deemed to have the same legal effect as an original executed copy of this Agreement.

(d)	Successors and Assigns. Purchaser may not assign any rights granted under this Agreement without the prior written consent of Company. Any attempted transfer or assignment in violation hereof shall be null and void. The Company reserves the right to assign its rights without restriction to any of its Affiliates (including Ripple Markets APAC Pte. Ltd.); provided that it shall provide Purchaser written notice of such assignment. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Company and its successors and assigns and be binding upon Purchaser and Purchaser’s successors and permitted assigns, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof. In addition, this Agreement is not intended to confer any right or benefit on any third party. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary herein, Purchaser covenants, undertakes and agrees that Purchaser and the Company shall agree that the Company novate its rights and obligations under this Agreement, in accordance with Section 10 below.

(e)	Relationship of the Parties. Nothing in this Agreement shall be construed or is intended to be construed as creating an employer-employee or agency relationship, a partnership, or a joint venture between the Parties including, for the avoidance of doubt, for purposes of applicable tax law.

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(f)	Survival. Section 1, Section 2, Section 3, and Section 8 shall survive the termination or expiration of this Agreement, as well as any other provision that, in order to give proper effect to their intent, should survive such expiration or termination. Termination or expiration of this Agreement shall not affect or limit any independent rights of a Party in or to its Confidential Information under applicable laws.

(g)	Severability. If any provision of this Agreement is determined to be invalid or unenforceable under any rule, law or regulation or any governmental agency, local, state, or federal, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Agreement shall not be affected.

(h)	Non-Waiver. The failure of either Party to enforce any provision of this Agreement or to exercise any rights or remedies under this Agreement will not constitute a waiver of the Party’s rights to subsequently enforce the provision or exercise those rights or remedies. The remedies specified in this Agreement are in addition to any other remedies that may be available at law or equity.

(i)	Force Majeure. Neither Party shall be liable for delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition beyond its reasonable control (excluding any of Purchaser’s payment obligations to Company, which may be reasonably deferred but not excused), including but not limited to, any delay or failure due to any act of God, act of civil or military authorities, act of terrorists, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophe or any other occurrence which is beyond its reasonable control and shall not affect the validity and enforceability of any remaining provisions.

10.	NOVATION

(a)	Subject to Ripple Markets APAC Pte. Ltd. obtaining its Payment Service Provider licence under the Payment Services Act 2019 of Singapore and notwithstanding anything to the contrary in this Agreement, Purchaser and Company shall enter into legally binding documentation on a date to be determined by the Company (the “Novation Date”) for the novation of the rights and obligations of Company to Ripple Markets APAC Pte. Ltd., containing, inter alia, the following:

(i)	Ripple Markets APAC Pte. Ltd. shall be substituted in place of the Company as a party to this Agreement and shall assume all rights and obligations of the Company arising out of or in connection with the Agreement and be bound in all respects in place of the Company by the terms of this Agreement (including, for the avoidance of doubt, for any claims, costs and/or liabilities incurred by the Company during the period up to the Novation Date, and irrespective of whether such claims or liabilities are known at the Novation Date) which shall hereafter be construed and treated in all respects as if Ripple Markets APAC Pte. Ltd. had been originally named as party to this Agreement (“Novation”);

(ii)	Purchaser shall irrevocably consent to the Novation and shall continue to be bound by this Agreement in all respects as if Ripple Markets APAC Pte. Ltd. were named in the novated Agreement instead of the Company, and Purchaser shall release and discharge the Company from all liabilities, claims, obligations whatsoever that arise in connection with this Agreement.

11.	DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

(a)	“Affiliate” of any Person means another Person that owns or controls directly or indirectly such person, any other Person that controls or is controlled by or is under common control with such Person, and each of that other Person’s senior executive officers, directors, partners and, for any other Person that is a limited liability company, that Person’s managers and members.

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(b)	“Agreement” has the meaning set forth in the preamble hereof.

(c)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Singapore are authorized or required by law to close.

(d)	“Bailment Account” has the meaning set forth in Section 1(c).

(e)	“Breach Price” has the meaning set forth in Section 3(o).

(f)	“Claim” has the meaning set forth in Section 3(m).

(g)	“Commitment” has the meaning set forth in Section 1(a).

(h)	“Company” has the meaning set forth in the preamble hereof.

(i)	“Company Expenses” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Transaction Documents including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Company in connection with the Transaction Documents.

(j)	“Company Indemnitees” has the meaning set forth in Section 3(m).

(k)	“Compliance Programs” has the meaning set forth in Section 3(f).

(l)	“Confidential Information” has the meaning set forth in Section 3(1).

(m)	“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

(n)	“Credit Extension” means each extension of credit by Company for Purchaser’s benefit pursuant to a Line of Credit.

(o)	“Default Rate” has the meaning set forth in Section 2.

(p)	“Effective Date” has the meaning set forth in the preamble hereof.

(q)	“Event of Default” has the meaning set forth in Section 8.

(r)	“Facility Fee” means the fee identified in the Line of Credit Addendum while the Line of Credit is available to Purchaser.

(s)	“Funding Date” means any date on which a Credit Extension is made to or on account of Purchaser which shall be a Business Day.

(t)	“GAAP” means generally accepted accounting principles in all relevant jurisdictions, consistently applied.

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(u)	“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

(v)	“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

(w)	“Increased Credit Extension” has the meaning set forth in Appendix E.

(x)	“Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) capital lease obligations, and (iv) Contingent Obligations for the Indebtedness of other Persons.

(y)	“Insolvency Proceeding” means any proceeding by or against any Person under the Insolvency, Restructuring and Dissolution Act 2018 of Singapore, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

(z)	“Insolvent” means not Solvent.

(aa)	“Fee Payment Date” has the meaning set forth in the applicable Line of Credit Addendum.

(bb)	“Line of Credit” means each line of credit provided by Company to Purchaser pursuant to the terms of this Agreement and the applicable Line of Credit Addendum.

(cc)	“Line of Credit Addendum” means a mutually executed addendum containing the commercial terms for Credit Extensions for the withdrawn Committed XRP substantially in the form attached hereto as Appendix E, subject to Company underwriting policies, as such Credit Extensions may be requested from time to time in accordance with this Agreement. Each Line of Credit Addendum incorporates the terms of this Agreement by reference.

(dd)	“Line of Credit Limit” means the applicable Line of Credit Limit set forth in the applicable Line of Credit Addendum.

(ee)	“Line of Credit Maturity Date” means for each Line of Credit the date set forth in the applicable Line of Credit Addendum.

(ff)	“Litigation” has the meaning set forth in Section 4(b)(iv).

(gg)	“Loss” has the meaning set forth in Section 3(m).

(hh)	“Market Rate” has the meaning set forth in Section 2(a).

(ii)	“Material Adverse Change” means a (i) change in the circumstances or condition of Purchaser that would likely impair Purchaser’s ability to pay Company in a timely fashion or otherwise impact Purchaser’s ability to satisfy its obligations under, or Company’s ability to enforce, this Agreement or (ii) material adverse change in the business, operations, condition (financial or otherwise) or prospects of Purchaser.

(jj)	“Maturity Date” has the meaning set forth in Section 1(b)(i)(3).

(kk)	“Negative Findings” has the meaning set forth in Section 3(f).

(ll)	“Non Excluded Taxes” has the meaning set forth in Section 3(d).

(mm)	“Novation” has the meaning set forth in Section 10(a)(i).

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(nn)	“Novation Date” has the meaning set forth in Section 10(a).

(oo)	“Obligations” means all of Purchaser’s obligations to pay when due any debts, principal, fees, interest, fees arising from the purchase of Committed XRP, Default Rate, the Breach Price, Company Expenses, and other amounts Purchaser owes Company now or later, in connection with, related to, following, or arising from, out of or under this Agreement or the other Transaction Documents or otherwise and including interest or fees accruing after Insolvency Proceedings begin (whether or not allowed including, without limitation, the Default Rate) and debts, liabilities, or obligations of Company assigned to Purchaser, and the performance of Company’s duties under the Transaction Documents.

(pp)	“On-Demand Liquidity” has the meaning set forth in Section 2(a).

(qq)	“Other Assets” has the meaning set forth in Section 1(j).

(rr)	“Operating Documents” means, for any Person, such Person’s formation documents (including without limitation, any certificate of incorporation, certificate of formation, or memorandum and articles of association or constitution) and if applicable as certified by the Secretary of State (or equivalent agency or other Person) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and,

(i)	if such Person is a corporation, its bylaws or constitution in current form,

(ii)	if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and

(iii)	if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements or other modifications thereto.

(ss)	“Permitted Indebtedness” means

(i)	Purchaser’s Indebtedness to Company under this Agreement and the other Transaction Documents;

(ii)	Indebtedness existing on the Effective Date and disclosed on Appendix D hereto;

(iii)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and

(iv)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (iv) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Purchaser.

(tt)	“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or Governmental Authority.

(uu)	“Personnel Change” has the meaning set forth in Section 3(g).

(vv)	“Prohibited Party Lists” has the meaning set forth in Section 4(a)(vii).

(ww)	“Purchaser” has the meaning set forth preamble hereof.

(xx)	“Purchaser Credentials” has the meaning set forth in Section 7(b).

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(yy)	“Purchaser’s Books” means Purchaser’s or any of its Affiliates’ books and records including ledgers, federal and state tax returns, records regarding Purchaser’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

(zz)	“Requirement of Law” means as to any Person, the Operating Documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(aaa)	“Solvent” means, with respect to any Person, the fair salable value of such Person’s consolidated assets exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement and the other Transaction Documents; and such Person is able to pay its debts (including trade debts) as they mature.

(bbb)	“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

(ccc)	“Termination Date” has the meaning set forth in Section 6(b).

(ddd)	“Transaction Documents” means, collectively, this Agreement, each Terms of XRP Commitment, each Line of Credit Addendum and any other present or future agreement entered into by Purchaser, if any, or any other Person for the benefit of Company in connection with this Agreement, all as amended, restated, or otherwise modified from time to time.

(eee)	“Transaction Party” means any party whose identifiable information is provided by Purchaser or received by Purchaser in relation to a purchase of XRP under this Agreement, and (i) who is a natural person; or (ii) in the case of a legal entity, the legal entity itself and any party that owns or controls directly, or indirectly, fifty percent (50%) or more of that legal entity.

(fff)	“Unpurchased XRP” has the meaning set forth in Section 1(i).

(ggg)	“USD” or “Dollar” means the official currency of the United States of America.

(hhh)	“XRP” has the meaning set forth in Section 1(a).

[Remainder of page intentionally left blank; signature page to follow.]

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As of the Effective Date, the Parties agree to be bound and have caused this Agreement to be executed.

PURCHASER	COMPANY

GEA LIMITED	RIPPLE LABS SINGAPORE PTE LTD

By:		By:

Name:	Kong King Ong Alexander	Name:	Brooks Entwistle

Title:	Director	Title:	Senior Vice President

Address:	Room A, 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong	Address:	18 Robinson Road, #22-01 Singapore 048547

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Appendix A

RIPPLE LABS SINGAPORE PTE. LTD.

Today’s Date:	[Current date]

Summary of XRP Commitment

NOT A RECEIPT OR OFFER

The Purchaser would like to acquire units of XRP, the decentralized digital asset that is native to the XRP Ledger, on the following terms:

Purchaser Name:	GEA Limited
Bailment Account[1] Address [2]:	[Bailment Account address]
Destination Tag:	[Destination tag, if applicable]
Transaction Type:	Commitment to Purchaser
Commitment Delivery Date:	[Expected delivery date]
Total XRP Units:	[Number of XRPs] Applicable fees, expenses or charges:
Maturity Date:	[Insert date]

Additional terms, if applicable:

This Terms of XRP Commitment is being delivered pursuant to, and is governed by, the terms and conditions of the Master XRP Commitment to Sell Agreement between the parties, dated as of September, 2022. Once completed, the transaction cannot be cancelled or revoked. For the avoidance of doubt, once executed the transaction may not be undone.

Agreed and Acknowledged:

GEA LIMITED	RIPPLE LABS SINGAPORE PTE. LTD.

By:	By:
Name:	Name:
Title:	Title:

[1]	As that term is defined in the Master XRP Commitment to Sell Agreement

[2]	The unique public cryptographic key specified by Purchaser as the address to which any Committed XRP will be delivered. Purchaser confirms that the Bailment Account Address listed is directly and wholly owned by Purchaser.

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Appendix B

RIPPLE LABS SINGAPORE PTE. LTD.

Today’s Date:	[Current date]

RECEIPT

Purchaser Name:	GEA Limited

Receiving XRP Address[1]:	[Receiving XRP Ledger wallet address]

Receiving Destination Tag:	[Destination tag, if applicable]

Receiving Financial Institution Name:	[Name of receiving exchange/custodian, if applicable]

Transferor[2] XRP Address:	[Ripple Labs Singapore Pte. Ltd. XRP Ledger address]

Transaction ID (hash):	[Transaction hash]

Transaction Type:	[Purchase by Purchaser/Lease to Lessee/Commitment to Purchaser]

Total XRP Units:	[Number of XRPs] Units [priced at $[Unit price] per Unit, if applicable]

Total Transaction Value:	$[Total value, if applicable]

Date and Time of Transaction:	[Transaction date and time]

Additional terms, if applicable:

The Commitment of the Total XRP Units specified above is governed by the terms and conditions of the Master XRP Commitment to Sell Agreement (the “Agreement”) between Ripple Labs Singapore Pte. Ltd. (the “Company”) with offices at 18 Robinson Road, #22-01, Singapore 048547 and GEA Limited (“Purchaser”) with offices at Room A, 21/F Olympia Plaza, 255 Kings Road, North Point, Hong Kong, including but not limited to the liability provisions. In all events, and in its sole discretion, Company reserves the right to refuse to complete, or to otherwise cancel, any pending Commitment, even after receiving the signed Terms of XRP Commitment document. For the avoidance of doubt, Company will have no liability for non-delivery or delayed delivery. Once a Commitment is completed, a Commitment cannot be undone, cancelled or reversed. For the avoidance of doubt, there are no refunds for interests or other payments, if any, associated with a Commitment.

If you have any questions, need assistance, or wish to contact us with a complaint, please contact Ripple support at complaints@ripple.com, Tel: +1 (800) 887-4084, or 18 Robinson Road, #22-01, Singapore 048547 to the attention of the Ripple Labs Singapore Pte. Ltd. Legal Department.

[1]	The unique public cryptographic key specified by Purchaser as the address to which any XRP was delivered.

[2]	The unique public cryptographic key of Ripple Labs Singapore which the XRP was delivered.

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Appendix C

Ripple Labs Singapore Pte. Ltd.

PRIVACY POLICY ADDENDUM

INTRODUCTION

We are committed to protecting your personal information and helping you understand how your personal information is being used.

This Privacy Policy Addendum describes how Ripple Labs Singapore Pte. Ltd. (“Ripple Labs Singapore”) collects, uses, stores, shares, and protects your information whenever you use Ripple Labs Singapore services. It supplements the Privacy Policy, available at https://ripple.com/privacy-policy/ (the “Privacy Policy”), which provides details on how your personal information may be collected, stored, protected, and used. You should carefully read the Privacy Policy and this Privacy Policy Addendum.

By using Ripple Labs Singapore services, you consent to the practices described in the Privacy Policy and this Privacy Policy Addendum.

We may change this Privacy Policy Addendum from time to time. When we do make updates, we will send you an email notification.

INFORMATION WE COLLECT ABOUT YOU

When you use Ripple Labs Singapore services or transact with Ripple Labs Singapore, we collect some important details about you, as part of the “Know Your Customer (KYC)” onboarding process such as your name, email, current physical address, government-issued taxpayer identification number, and public key. We also require you to provide additional information which we use to verify your identity and/or to manage risk, including your date of birth, a copy of an unexpired form of your government-issued identification, and/or other personal information, as needed. In addition, we may need to request supplementary information to verify your identity, understand your nature of business and/or employment, or to meet legal and regulatory obligations, such as financial records and/or banking information, when necessary.

Additionally, we collect certain payment activity information from you when you transact with Ripple Labs Singapore, such as expected transaction amount, date and time, and information related to the recipient for each transaction.

Finally, we may collect and retain any additional information that you disclose to our customer support team.

If you terminate your relationship with Ripple Labs Singapore, please note that we will retain your personal information for a certain period of time in order to comply with certain legal obligations or, if applicable, to resolve disputes.

HOW WE PROTECT AND STORE PERSONAL INFORMATION

Throughout this Privacy Policy Addendum, we use the term “personal information” to describe information that can be associated with a specific person and can be used to identify that person. This Privacy Policy Addendum does not apply to personal information that has been anonymized such that it does not identify a specific user.

We take reasonable precautions, as described in this Privacy Policy Addendum, to protect personal information from loss, misuse, unauthorized access, disclosure, and alteration. We protect personal information by maintaining physical, electronic, and procedural safeguards that are designed to comply with applicable laws and regulations. The safeguards we may use include firewalls and data encryption, physical access controls to our buildings and files, and information access authorization controls. In some instances, in order to better secure personal information and use it in connection with the purposes described in the Privacy Policy and this Privacy Policy Addendum, certain personal data may be stored with a third-party service provider.

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HOW WE USE THE PERSONAL INFORMATION WE COLLECT

Our primary purpose in collecting personal information is to provide you with a secure and efficient experience. In addition to the uses of information specified in the Privacy Policy, we and our affiliates may also use personal information for additional purposes, including to: • Process transactions and send notices about your transactions;

●	Monitor transactional and historical financial information when providing lending or credit services;
●	Resolve disputes, troubleshoot problems, and deliver service update notices; • Prevent and investigate potentially prohibited or illegal activities, and/or violations of our terms and conditions;
●	Customize, measure, and improve Ripple Labs Singapore services;
●	Deliver targeted marketing and promotional offers (unless you opt out of receiving such communications by emailing us);
●	Verify your identity by comparing your personal information against public records and third-party databases; and
●	Fulfill any other stated purpose for which the information was collected. We do not sell or rent your personal information to third parties.

From time to time we may request your permission to allow us to share your personal information with third parties. If you grant us such permission, you may subsequently communicate to us any decision to opt out of having your personal information shared with third parties, or from allowing us to use your personal information for any purpose that is incompatible with the purposes for which we originally collected it or subsequently obtained your authorization.

HOW WE SHARE PERSONAL INFORMATION WITH OTHER PARTIES

In addition to sharing personal information as provided in the Privacy Policy, we and our affiliates may also share personal information with:

●Third party identity verification and screening services in order to service the transaction, prevent fraud and other illegal activity. This allows Ripple Labs Singapore to confirm your identity by comparing the information you provide us to public records and other third party databases. These service providers may create derivative data based on your personal information that can be used solely in connection with provision of the services, identity verification and fraud prevention services;

●	Law enforcement, and officials, or other third parties when:

○	We are compelled to do so by a subpoena, court order, or similar legal procedure; or

○	We believe in good faith that the disclosure of personal information is necessary to prevent physical harm or financial loss, to report suspected illegal activity or to investigate violations of our terms; and

●	Other third parties with your consent or direction to do so.

If you establish or use any XRP wallet, exchange or gateway services from a third party provider, any information that you share with that third party may be subject to their privacy policies.

HOW YOU CAN CONTACT US ABOUT PRIVACY QUESTIONS

If you have questions regarding the Privacy Policy or this Privacy Policy Addendum, need assistance, or wish to contact us with a complaint, please contact Ripple Labs Singapore support at complaints@ripple.com, 18 Robinson Road, #22-01 Singapore 048547 to the attention of the Ripple Labs Singapore Pte. Ltd. Legal Department.

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Appendix D: Permitted Indebtedness

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EXISTING DEBTS

GEA Limited (as of 31 August 2022)		Outstanding Principal
Lender	Loan Nature	Currency	Amount	Interest Rate
E-finance Limited	Loan	HKD	2,000,000	17% p.a.
Highlight Holdings Limited	Loan	USD	800,000	0.045% daily

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Appendix E

Line of Credit Addendum #1

This Line of Credit Addendum (“Addendum”) is entered into between Company and Purchaser on September 12, 2022 (“Addendum Effective Date”) and incorporates by reference the Master XRP Commitment to Sell Agreement between the Parties with an effective date of September 12, 2022 (“Agreement”). This Line of Credit Addendum will be deemed effective as the date the last party signs. Capitalized terms not otherwise defined in this Addendum will have the meaning ascribed to them in the Agreement.

Line of Credit Maturity Date	2 years from the Addendum Effective Date; provided, however, on or after the anniversary of the Addendum Effective Date, Company has the right in its sole discretion to terminate the Line of Credit and demand all amounts owing thereunder to be due and payable immediately upon sixty days written notice to Purchaser
Line of Credit Limit	$5,000,000
Principal Repayment Date	Line of Credit Maturity Date
Fee Payment Date	Due and payable each month within 2 Business Days from the date of invoice
Fee Rate	12% per annum of the Obligations outstanding under the Credit Extension
Facility Fee	$37,500 payable on the Addendum Effective Date

1.	Extension of Line of Credit. Company establishes for a period of time from the Effective Date to the date set forth in the table above (the “Line of Credit Maturity Date) a revolving line of credit (the “Line of Credit”) in an aggregate principal amount not to exceed at any time outstanding the line of credit limit (the “Line of Credit Limit”) set forth in the table above, which indebtedness will be evidenced by and repaid in accordance with this Addendum. All sums advanced on the Line of Credit will be in the form of withdrawn Committed XRP as described in the Agreement for which a Credit Extension applies. Within the limits of the Line of Credit Limit and subject to the other terms and conditions hereof, the Purchaser may borrow under this Section 1, prepay under Section 3 and 4 of this Addendum and reborrow under this Section 1.
2.	Repayment. Purchaser shall make payment of the aggregate unpaid principal amount of the Credit Extensions on the Principal Repayment Date and on the Line of Credit Maturity Date and payment of fees on each Fee Payment Date. The Credit Extensions may only be prepaid in accordance with Sections 3 and 4 of this Addendum.
3.	Mandatory Early Payments. If any Credit Extensions are accelerated following the occurrence of an Event of Default, Purchaser shall immediately pay to Company an amount equal to the sum of all outstanding invoices, Company Expenses, and any fees arising under the Default Rate.
4.	Early Payments of Credit Extensions. Purchaser may pay invoices at any time prior to the invoice due date but there will be no credit or rebate on fees as a result of such early payment.
5.	Limitations. This Addendum will not apply in the event the total amount of outstanding Credit Extensions exceeds the Line of Credit Limit in which case the amount of such excess outstanding will be immediately due payable in accordance with this Addendum and the Agreement.
6.	Fee Rate. The principal amount outstanding under the Credit Extensions shall be subject to fees based upon the fee rate set forth in the table above, which fees shall be payable on each Fee Payment Date in accordance with this Addendum. Fees shall accrue on each Credit Extension commencing on, and including, the Funding Date of such Credit Extension, and shall accrue on the principal amount outstanding under such Credit Extension through and including the day on which such Credit Extension is paid in full.
7.	Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at the sum of the fee rate set forth in the table above plus 2% per thirty day period (the “Default Rate”).
8.	360-Day Year. Fees shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

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CONFIDENTIAL

9.	Payments; Fees. All payments received under this Addendum shall be applied as follows: first, to any late charge; second, to any costs or expenses incurred by Company in collecting such payment, third, to accrued interest, and fourth to the balance, if any. Except as otherwise expressly provided herein, all payments by Purchaser under the Transaction Documents shall be made to Company, at Company’s office in immediately available funds (such as, wire transfer of funds to a bank account specified by Company) on the date specified herein. Unless otherwise provided, fees are payable on each Fee Payment Date and the Line of Credit Maturity Date. Payments of principal and/or fees received after 11:00 a.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest, as applicable, shall continue to accrue until paid. All payments to be made by Purchaser hereunder or under any other Transaction Document, including payments of principal and interest, and all expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds (such as, wire transfer of funds to a bank account specified by Company). Company will promptly thereafter apply the funds relating to the payment of principal and fees in accordance with the terms of this Addendum and the Agreement.

10.	Nomenclature. Purchaser acknowledges and agrees that this product is called Line of Credit solely for ease of reference, the Line of Credit does not constitute debt financing and it provides terms and conditions for deferred invoicing. Any regulations applicable to debt financing or borrowed money shall not apply to the Agreement including, without limitation, this Addendum.

GEA LIMITED	RIPPLE LABS SINGAPORE PTE LTD

By:		By:

Name:	Kong King Ong Alexander	Name:	Brooks Entwistle

Title:	Director	Title:	Senior Vice President

Address:	Room A, 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong	Address:	18 Robinson Road, #22-01 Singapore 048547

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